February 19, 2025

Michael A. Stivala
Chief Executive Officer
SUBURBAN PROPANE PARTNERS, L.P.
240 Route 10 West
Whippany, NJ 07981-0206

       Re: SUBURBAN PROPANE PARTNERS, L.P.
           Registration Statement on Form S-3
           Filed February 12, 2025
           File No. 333-284853
Dear Michael A. Stivala:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Kate Beukenkamp at 202-551-3861 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Trade &
Services
cc:   Louis Rambo